GS FINANCIAL CORP. DECLARES DIVIDEND
                                                     (NASDAQ: GSLA)

Metairie, Louisiana, July 16, 2008

     Metairie, Louisiana – Albert J. Zahn, Jr., Chairman of the Board of Directors of
GS Financial Corp.  (Nasdaq: GSLA), holding company for Guaranty Savings Bank, announced that the Board of Directors, at its meeting on July 15, 2008, declared a quarterly cash dividend of $.10 per share.  The dividend is payable to shareholders of record as of July 29, 2008 and will be paid on August 13, 2008.

     GS Financial Corp. provides community banking services through its wholly-owned subsidiary, Guaranty Savings Bank, a Louisiana chartered savings association, in the metropolitan New Orleans area.

Contact:  Stephen E. Wessel or Lettie Moll
(504) 457-6220